                                                                   EXHIBIT 10.1










                            SEPARATION AGREEMENT

                               BY AND BETWEEN

                            MEDAPHIS CORPORATION

                                     AND

                         HEALTHCARE RECOVERIES, INC.






                       DATED AS OF _____________, 1997

                            SEPARATION AGREEMENT



        THIS SEPARATION AGREEMENT, dated as of the IPO Effective Date, is entered into by and between Medaphis and HRI. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in Section 1.

        WHEREAS, the Board of Directors of Medaphis has determined that it is appropriate and desirable for Medaphis to sell for its account all of the shares of HRI Common Stock owned by Medaphis; and

        WHEREAS, it is appropriate and desirable to set forth certain agreements of the parties in connection with the Separation.

        NOW, THEREFORE, the parties agree as follows:

        Section 1.        Definitions.

        For the purpose of this Agreement the following terms shall have the following meanings:

        "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

        "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

        "Agreement" means this Separation Agreement, including all of the Schedules.

        "Ancillary Agreements" means any and all supplemental and other agreements and instruments contemplated by this Agreement or entered into in connection with this Agreement.

        "Arbitration Act" means the Federal Arbitration Act, 9 U.S.C. Sections 1-14, as the same may be amended from time to time.

        "Arbitration Demand Date" has the meaning set forth in Section 20.3.

        "Arbitration Demand Notice" has the meaning set forth in Section 20.3.

        "Closing" means the receipt by Medaphis of the proceeds of the IPO in accordance with the terms of the Underwriting Agreement.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "CPR" means the Center for Public Resources.

        "Environmental Law" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any subsequent time listed, defined, designated or classified as hazardous, toxic, waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act and the Resource Conservation and Recovery Act and comparable provisions in state, local, foreign or international law.

        "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses (including allocated costs of in-house counsel and other personnel), interest, fines, penalties or other monetary sanctions in connection with such liabilities.

        "Escalation Notice" has the meaning set forth in Section 20.2.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under the Exchange Act.

        "GAAP" means generally accepted accounting principles.

        "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        "HRI" means Healthcare Resources, Inc., a Delaware corporation.

        "HRI Audited Balance Sheet" means the audited balance sheet of HRI, including the notes thereto, as of December 31, 1996, a copy of which is included in the Registration Statement when it becomes effective.

        "HRI April 30 Balance Sheet" means the unaudited balance sheet of HRI as of April 30, 1997, prepared in accordance with GAAP on a basis consistent with the preparation of the HRI Audited Balance Sheet.

        "HRI Common Stock" means the Common Stock, $0.001 par value per share, of HRI.

        "HRI Indemnitees" has the meaning set forth in Section 15.3.

        "Indemnifying Party" has the meaning set forth in Section 15.4.

        "Indemnitee" has the meaning set forth in Section 15.4.

        "Indemnity Payment" has the meaning set forth in Section 15.4.

        "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

        "Insurance Proceeds" means those monies:

        (a)      received by an insured from an insurance carrier;

        (b)      paid by an insurance carrier on behalf of the insured; or

        (c) received (including by way of set off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses (including allocated costs of in-house counsel and other personnel) incurred in the collection of proceeds.

        "IPO" means the public offering for sale by Medaphis of shares of HRI Common Stock pursuant to the IPO Registration Statement.

        "IPO Effective Date" means May __, 1997, which is the date on which the IPO Registration Statement was declared effective by the Commission.

        "IPO Registration Statement" means the registration statement, Registration No. 333-23287, on Form S-1 filed under the Securities Act, pursuant to which the HRI Common Stock to be sold in the IPO has been registered.

        "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, costs and expenses, including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind.

        "Medaphis" means Medaphis Corporation, a Delaware corporation.

        "Medaphis Group" means Medaphis and each Person (other than HRI) that is an Affiliate of Medaphis immediately after the Closing Date.

        "Medaphis Indemnitees" has the meaning set forth in Section 17.2.

        "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

        "Prime Rate" means the rate which SunTrust Bank (or any successor or other major money center commercial bank agreed to by the parties) announces from time to time as its prime lending rate, as in effect from time to time.

        "Prospectus" means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under the Securities Act.

        "Separation" means the transactions, arrangements and agreements embodied in this Agreement entered into by the parties in preparation for the sale by Medaphis of all HRI Common Stock held by Medaphis.

        "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

        "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupations, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

        "Third Party Claim" has the meaning set forth in Section 15.5

        "Underwriters" means the managing Underwriters for the IPO.

        "Underwriting Agreement" means the underwriting agreement entered into among Medaphis, HRI and the Underwriters with respect to the IPO.

        Section 2. Effect of Agreement. This Agreement is being executed and delivered on the IPO Effective Date to memorialize actions that have been taken by the parties prior to the IPO Effective Date in connection with the Separation, and to govern the conduct of the parties subsequent to the IPO Effective Date as to the matters addressed in this Agreement. If the Closing does not occur, this Agreement shall terminate.

        Section 3.        HRI Stockholders' Equity and Net Tangible Assets.

        3.1 HRI April 30, 1997 Balance Sheet. A copy of the HRI April 30, 1997 Balance Sheet is attached as Schedule 3.1. As of April 30, 1997, as reflected in the HRI April 30, 1997 Balance Sheet, the stockholders' equity of HRI was not less than $4,100,000, and the net tangible assets of HRI were not less than $4,100,000. After December 31, 1996 and prior to April 30, 1997, Medaphis and HRI took the following actions affecting HRI's stockholders' equity and net tangible assets:

            (a) On May 19, 1997 (the "Dividend Date"), HRI declared a dividend to Medaphis in the amount of $8,559,727, which dividend was paid by means of satisfaction of the account receivable from Medaphis on the books of HRI in the amount of $8,599,727 (no cash owed or to be paid to Medaphis under this Section 3.1(a)).

            (b) From the HRI April 30, 1997 Balance Sheet, HRI transferred to Medaphis from time to time all of HRI's unrestricted cash on hand in excess of cash required for working capital. Such transfers were effected by transferring all of HRI's cash to Medaphis, with Medaphis then providing funds as necessary for HRI's working capital requirements, by HRI's funding its working capital requirements and transferring excess cash to Medaphis, or by a combination of the foregoing, as was convenient from time to time.

            (c) On or before the Closing Date, HRI will declare a dividend in the amount equal to stockholders' equity of HRI on April 30, 1997 (the Balance Sheet date) minus $4,100,000, which dividend equals $601,194. The dividend will be paid and evidenced by HRI's non-interest bearing promissory note due on the earlier of (i) thirty days after the Closing Date and (ii) the date on which HRI receives net proceeds from exercise of the Underwriters' over-allotment option in an amount equal to or greater than the amount of such dividend.

        3.2 Closing Date Stockholders' Equity and Net Tangible Assets. Medaphis shall take such actions as shall be necessary, including, without limitation, any required contribution to capital, so that, at the Closing Date,
(i) the stockholders' equity of HRI is not less than $4,100,000, and the net tangible assets of HRI are not less than $4,100,000, in each case as determined in accordance with GAAP on a basis consistent with the determination thereof in connection with the HRI Audited Balance Sheet, (ii) the assets of HRI do not include any indebtedness of Medaphis to HRI (except for obligations expressly created by this Agreement and any Ancillary Agreements), and (iii) the liabilities of HRI do not include any indebtedness of HRI to Medaphis (except for obligations expressly created by this Agreement and any Ancillary Agreements). The parties acknowledge and agree that, as of the Closing Date, HRI's unrestricted cash on hand is not likely to exceed a nominal amount, and that there is no requirement that Medaphis take any action to cause HRI's unrestricted cash on hand to be any particular amount. Prior to the Closing Date, Medaphis shall be entitled to all unrestricted cash of HRI subject to the restrictions set forth in the first sentence of this Section 3.2.


                  Section 4.        Certain Tax Matters.


        4.1 Federal Income Tax Returns. Medaphis will include the income of HRI (including any deferred income required to be recognized under Treasury Regulation ss. 1.1502-13 and any excess loss account taken into income under Treasury Regulation ss. 1.1502-19) on the Medaphis consolidated federal income tax returns for all periods from August 29, 1995 through the Closing Date and will pay all Taxes assessed with respect to such consolidated federal income tax returns. HRI will furnish all information reasonably required by Medaphis for inclusion in Medaphis' federal consolidated income tax returns in accordance with HRI's past custom and practice. Medaphis will allow HRI an opportunity to review and comment on such federal consolidated income tax returns (including any amended returns) to the extent they relate to HRI. HRI will include its income on its separate federal income tax returns for all taxable periods ended on or before August 28, 1995, and all taxable periods beginning after the Closing Date. The income of HRI will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of HRI as of the end of the Closing Date, unless Medaphis and HRI elect ratable allocation pursuant to Treasury Regulation ss. 1.1502-76(b)(2)(ii).

        4.2 State, Local and Foreign Income Tax and Other Tax Returns. Medaphis and HRI will file their tax returns for state, local and foreign income tax purposes and all other Tax returns on a separate basis and shall be separately responsible for all Taxes assessed with respect to such returns.

        4.3 Audits. Medaphis will allow HRI and its counsel to participate at HRI's own expense in any audits of the consolidated federal income tax returns of Medaphis to the extent that such returns relate to HRI. Medaphis will not settle any such audit in a manner that would adversely affect HRI after the Closing Date unless such settlement would be reasonable in the case of a person that owned HRI both before and after the Closing Date.

        4.4 Post-Closing Elections. At Medaphis' request, HRI will make or join with Medaphis in making any election for Tax purposes if the making of such election does not have a material adverse impact on HRI for any taxable period after the Closing Date.

        4.5 Termination of Other Tax Sharing Agreements. Any Tax sharing or allocation agreements between Medaphis and HRI other than this Agreement shall terminate on the Closing Date.

        Section 5.        Insurance Matters.

        5.1 New Policies. As of the respective dates indicated on Schedule 5.1, HRI obtained binders for the new business insurance policies listed on such Schedule, which policies by their terms became or become effective no later than the Closing Date. HRI is responsible for paying all premiums required under such policies, and to the extent any such premiums became due prior to the IPO Effective Date HRI has paid such premiums.

        5.2 Tail Coverages. HRI is or has been a named insured under various blanket business insurance policies owned by Medaphis that in their current forms are listed on Schedule 5.2 (the "Medaphis Blanket Policies"). Medaphis has made available to HRI the opportunity to purchase extended discovery period coverage for the benefit of HRI under the Medaphis Blanket Policies, and HRI has purchased the extended discovery period coverages listed on Schedule 5.2.

        5.3 Refunds. The parties acknowledge that certain of the premiums paid by Medaphis under the Medaphis Blanket Policies are subject to reduction after the applicable insurer audits the related claims history. Refunds reflecting any such reductions shall be solely for the account of Medaphis, and HRI shall have no claim with respect thereto. To the extent that HRI receives any such refund, HRI shall immediately pay it over to Medaphis.

        5.4 Workers' Compensation. Effective as of Closing Date (the "WC Switch Date"), HRI obtained the workers' compensation insurance arrangements described on Schedule 5.4, and HRI shall be solely responsible for all workers' compensation claims of HRI employees incurred after the WC Switch Date. As of the WC Switch Date, Medaphis' recorded reserve for workers' compensation claims by HRI employees was $51,736.36 (which amount, plus that amount of reserve to be determined within one month of the date hereof by Medaphis' insurance carrier with respect to those HRI employees who have reported or filed claims prior to the WC Switch Date but whose claims are not reflected in the $51,736.36 figure, are referred to as the "WC Reserve"). Medaphis shall be solely responsible for all workers' compensation claims of HRI employees incurred before the WC Switch Date, whether or not reported before such date, to the extent that such claims do not exceed the WC Reserve. HRI shall be solely responsible for all workers' compensation claims of HRI employees incurred before the WC Switch Date, whether or not reported before such date, to the extent that such claims exceed the WC Reserve.

        Section 6. Telecommunications Services. Since April 25, 1997 (the "Telecom Switch Date"), HRI has obtained telecommunications services, separately billed from Medaphis, from one or more vendors selected by HRI. To the extent known at the date of the HRI April 30, 1997 Balance Sheet, telecommunications charges incurred by HRI prior to the Telecom Switch Date were taken into account and charged to HRI in determining the amount of the account payable from Medaphis to HRI as of that date that is referred to in
Section 3.1(b). Subject to Medaphis' obligation under Section 3.2, to the extent that, as of the Closing Date, the parties have been able to identify telecommunications charges incurred by HRI prior to the Telecom Switch Date that have not been previously taken into account, HRI shall reimburse Medaphis for such charges on the Closing Date. The parties have diligently attempted to identify all telecommunications charges incurred by HRI prior to the Telecom Switch Date, to minimize any need to settle such charges after the Closing
Date. Upon presentation by Medaphis of reasonable supporting documentation after the Closing Date, HRI will reimburse
Medaphis for any telecommunications charges incurred by HRI prior to the Telecom Switch Date and not previously taken into account as of the Closing Date or the date of the HRI April 30, 1997 Balance Sheet.

        Section 7. Pittsburgh Telephone Equipment. On the Closing Date, Medaphis shall execute and deliver to HRI a bill of sale transferring to HRI, free and clear of any lien or other encumbrance, the assets identified on
Schedule 7 relating to the telephone system in HRI's Pittsburgh, Pennsylvania offices. The parties acknowledge that such assets originally were acquired by HRI and later were included as collateral in a financing lease facility obtained by Medaphis, the lien of which shall be released as contemplated by
Section 8 and title to which shall be (if necessary) transferred to HRI.

        Section 8. Lien and Guaranty Releases. It is the parties' intention that, from and after the Closing Date, (a) no assets (including, without limitation, cash balances in bank accounts and rights as lessee) or capital stock of HRI will be subject to any lien, security interest, mortgage or other encumbrance relating to any indebtedness of Medaphis or of any member of the Medaphis Group, and (b) HRI will have no obligation, as guarantor or otherwise, for any indebtedness of Medaphis or of any member of the Medaphis Group. To that end, the parties have conducted a lien search in all jurisdictions deemed by them to be relevant, and have otherwise diligently attempted to identify all such liens and guaranties. Medaphis shall cause all such liens and guaranties to be released on or before the Closing Date. If, after the Closing Date, any lien or guaranty is discovered that encumbers any asset or capital stock of HRI, or under which HRI has any obligation, and that relates to any indebtedness of Medaphis or of any member of the Medaphis Group, Medaphis shall take all actions that shall be necessary to obtain the release of such lien or guaranty.

        Section 9. Asset Transfer. As of the Closing Date, Medaphis shall execute and deliver to HRI a quitclaim bill of sale, transferring to HRI any interest Medaphis might have in any of the assets used by HRI in the conduct of its business.

        Section 10. Payroll. Since May 2, 1997 (the "Payroll Switch Date") and effective for the payroll period ended April 26, 1997, HRI has obtained, separately from Medaphis, payroll and employment tax administrative services from one or more vendors selected by HRI and approved by Medaphis. Since the Payroll Switch Date, HRI has borne all costs relating to payroll services for its employees and has funded all payroll costs incurred with respect to its employees. In determining the amount of the account due from Medaphis to HRI that has been addressed as described in Section 3.1(b), the parties have taken into account the obligation of HRI to fund all payroll related costs after the Payroll Switch Date. Without limiting the foregoing, the parties have taken such steps as they have deemed to be appropriate to cause HRI to have the benefit of any deposits of payroll or withholding taxes for periods prior to the Payroll Switch Date, to the extent that, under applicable law and regulations, HRI will have liability for such taxes.

        Section 11. Purchases of Goods and Services. Prior to the IPO Effective Date, those vendors specified by Medaphis that have supplied goods or services to HRI through Medaphis' centralized purchasing program have been notified that, from and after the Closing Date, all goods and services ordered by HRI are for the account of HRI and that Medaphis has no obligation with respect thereto. To the extent deemed appropriate by HRI, on or prior to the Closing Date HRI shall enter into purchase contracts with such vendors, under which Medaphis shall have no liability. Any purchases made by HRI prior to the date of the HRI April 30, 1997 Balance Sheet through Medaphis' centralized purchasing program were taken into account in the settlement referred to in Section 3.1(b). Any such purchases made by HRI since such date shall be paid for by HRI on or prior to the Closing Date, subject to Medaphis' obligation set forth in Section 3.2.

        Section 12. Bank Accounts/Cash Management. Prior to the IPO Effective Date, HRI has established such bank accounts as it deems to be necessary to conduct its business (and/or, with the assistance of Medaphis, has amended the authorizations relating to mutually agreed existing bank accounts so that they are controlled exclusively by HRI personnel), and all authorizations, standing wire instructions and the like relating to HRI's participation in Medaphis' cash management system have been terminated.

        Section 13. Employee Benefit Plans. Simultaneously with the execution of this Agreement, HRI and Medaphis have executed the Agreement Respecting Employee Benefits Matters attached as Schedule 13, which agreement constitutes the agreement between HRI and Medaphis with respect to employee benefit aspects of the Separation.

        Section 14. Termination of Agreements. Except for this Agreement and any Ancillary Agreements, in furtherance of the Separation, HRI and Medaphis hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among HRI, on the one hand, and Medaphis and/or any member of the Medaphis Group, on the other hand, effective as of the Closing Date.

        Section 15.  Mutual Releases; Indemnification.

        15.1 Release of Pre-Closing Claims. (a) Except as provided in Section 15.1(c), effective as of the Closing Date, HRI does, for itself and its successors and assigns, remise, release and forever discharge Medaphis, the members of the Medaphis Group, their respective Affiliates (other than HRI), successors and assigns, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of any member of the Medaphis Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities to HRI, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date.

        (b) Except as provided in Section 15.1(c), effective as of the Closing Date, Medaphis does, for itself and each other member of the Medaphis Group, their respective Affiliates (other than HRI), successors and assigns, remise, release and forever discharge HRI, and all Persons who at any time prior to the Closing Date have been shareholders, directors, officers, agents or employees of HRI (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities to Medaphis or any of the Medaphis Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Closing Date.

        (c) Nothing contained in Section 15.1(a) or (b) shall impair any obligation under this Agreement or any Ancillary Agreement or any right of any Person to enforce this Agreement or any Ancillary Agreement.

        15.2 Indemnification by HRI. Except as provided in Section 15.4, HRI shall indemnify, defend and hold harmless Medaphis, each member of the Medaphis Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Medaphis Indemnitees"), from and against any and all Liabilities of the Medaphis Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

             (i)   the conduct by HRI of its business after the Closing Date;

             (ii)  the conduct by HRI of its business prior to August 28, 1995;
        and

             (iii) any breach by HRI of this Agreement or any Ancillary
        Agreement;

             (iv) Taxes incurred by HRI, or arising with respect to the business conducted by HRI, during or with respect to any and all periods ending on or prior to August 28, 1995, or after the Closing Date.

        15.3 Indemnification by Medaphis. Medaphis shall indemnify, defend and hold harmless HRI, and each of its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "HRI Indemnitees"), from and against any and all Liabilities of the HRI Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

             (i) the conduct by Medaphis or any member of the Medaphis Group, of its business at any time;

             (ii) any breach by Medaphis or any member of the Medaphis Group of this Agreement or any Ancillary Agreement; and

             (iii) federal income Taxes incurred by, or arising with respect to the business conducted by, HRI or any member of the Medaphis Group, and state and local income and other Tax liabilities relating to Medaphis or any member of the Medaphis Group, during or with respect to any and all periods ending after August 28, 1995 and on or prior to the Closing Date.


        15.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Section 15 will be net of Insurance Proceeds.

        15.5 Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 15.2 or 15.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 15.5(a) shall not relieve the related Indemnifying Party of its obligations under this Section 15, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

        (b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 15.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee whether the Indemnifying Party will assume responsibility for defending such Third Party Claim.

        (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 15.5(d), such Indemnitee may defend such Third Party Claim at the cost and expense (including allocated costs of in-house counsel and other personnel) of the Indemnifying Party.

        (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

        (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

        15.6 Additional Matters. (a) Any claim on account of a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and any Ancillary Agreement.

        (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

        15.7 Remedies Cumulative. The remedies provided in this Section 15 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

        15.8 Survival of Indemnities. The rights and obligations of each of Medaphis and HRI and their respective Indemnitees under this Section 15 shall survive the Closing for a period of three years.

        15.9 Certain HRI Directors. Medaphis shall, by a separate agreement, indemnify those persons who have agreed to become HRI directors upon the Closing against Liabilities relating to the IPO to the extent customary for indemnification of directors by issuers relating to initial public offerings.

        Section 16. Certain Business Matters. (a) Neither HRI, Medaphis nor any member of the Medaphis Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any other of such Persons, (ii) doing business with any potential or actual supplier or customer of any other of such Persons, or (iii) engaging in, or refraining from, any other activities relating to any of the potential or actual suppliers or customers of any other of such Persons. Until the first anniversary of the Closing Date, HRI shall not solicit any employee of Medaphis or of any member of the Medaphis Group to become an employee of HRI, and neither Medaphis nor any member of the Medaphis Group shall solicit any employee of HRI to become an employee of Medaphis or of any member of the Medaphis Group.

        Section 17. Late Payments. Any amount not paid when due pursuant to this Agreement or any Ancillary Agreement shall accrue interest at a rate per annum equal to the Prime Rate plus 1%.

        Section 18.  Exchange of Information; Confidentiality.

        18.1 Exchange of Information. (a) Each of Medaphis and HRI agrees to provide, or cause to be provided, to each other, at any time after the Closing Date, as soon as reasonably practicable after written request, any Information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that if any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

        (b) Ownership of Information. Any Information that is provided to a requesting party pursuant to Section 18.1(a) shall be deemed to remain the property of the providing party. Unless specifically set forth in this Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

        (c) Costs of Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party.

        (d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 18 after the Closing Date, the parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Closing Date in accordance with the policies of Medaphis as in effect on the Closing Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information that the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date of this Agreement without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions).

        (e) Production of Witnesses; Records; Cooperation. (i) After the Closing Date, except in the case of an adversarial Action by one party against another party, each party shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective organization as witnesses and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting party shall bear all costs and expenses (including allocated costs of in-house counsel and other personnel) in connection with complying with the request.


                 (ii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective organization as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

                 (ii) In connection with any matter contemplated by this Section 18(e), the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity.

        Section 19. Confidentiality. (a) Each of Medaphis and HRI agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel, other advisors and representatives, and Subsidiaries to hold, in strict confidence, with at least the same degree of care that applies to Medaphis' confidential and proprietary information pursuant to policies in effect as of the Closing Date, all Information concerning the other that is either in its possession (including Information in its possession prior to the Closing Date) or furnished by such other or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted by such agreements, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any of its directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party, which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

        (b) Protective Arrangements. In the event that any party either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party that is subject to the confidentiality provisions of this Agreement, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may subsequently disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

        Section 20.  Arbitration; Dispute Resolution.

        20.1 Agreement to Arbitrate. The procedures for discussion, negotiation and arbitration set forth in this Section 20 shall apply to all disputes, controversies or claims that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated by any such agreement. Each party agrees that the procedures set forth in this Section 20 shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 20.1.

        20.2 Escalation. (a) It is the intent of the parties to use their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the general counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement) . Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within 30 days of the Escalation Notice.

        (b) The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. Mediation is not a prerequisite to a demand for arbitration under Section 20.3.

        20.3  Demand for Arbitration. At any time after the first to occur of
(i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) 45 days after the delivery of an Escalation Notice (as applicable, the "Arbitration Demand Date"), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration.


        20.4 Arbitrators. (a) Within 15 days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or referenced claim shall attempt to select a sole arbitrator satisfactory to all such parties.


        (b) If such parties are not able jointly to select a sole arbitrator within such 15- day period, such parties shall each appoint an arbitrator (who need not be disinterested as to the parties or the matter) within 30 days after delivery of the Arbitration Demand Notice. If one party appoints an arbitrator within such time period and the other party or parties fail to appoint an arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the matter.

        (c)  If a sole arbitrator is not selected pursuant to paragraph (a) or
(b) above and, instead, two or three arbitrators are selected pursuant to paragraph (b) above, the two or three arbitrators will, within 30 days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the dispute. After selection of such sole arbitrator, the initial arbitrators shall have no further role with respect to the dispute. In the event that the arbitrators so appointed do not, within 30 days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such dispute may apply to CPR, New York, New York to select the sole arbitrator, which selection shall be made by such organization within 30 days after such application. Any arbitrator selected pursuant to this paragraph (c) shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter.

        (d) The sole arbitrator selected pursuant to paragraph (a), (b) or (c) above will set a time for the hearing of the matter which will commence no later than 90 days after the date of appointment cf the sole arbitrator pursuant to paragraph (a), (b) or (c) above and which hearing will be no longer than 30 days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than 90 days) . The final decision or such arbitrator will be rendered in writing to the parties not later than 60 days after the last hearing date, unless otherwise agreed by the parties in writing.

        (e) The place of any arbitration will be Atlanta, Georgia, unless otherwise agreed by the parties.

        20.5 Hearings. Within the time period specified in Section 20.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party's case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes then prevailing. The decision of the arbitrator will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus 1% per annum. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern.

        20.6  Discovery and Certain Other Matters.

        (a) The arbitrator shall have full power and authority to set rules for discovery and to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or treble damages. It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

        (b) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

        (c) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

        (d) Judgment upon any arbitration award may be entered in any court having jurisdiction.

        (e) Prior to the time at which an arbitrator is appointed, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial cf, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth in this Agreement and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution of the order by the arbitrator.

        20.7 Law Governing Arbitration Procedures. The interpretation of the provisions of this Section, only insofar as they relate to the agreement to arbitrate and any related procedures, shall be governed by the Arbitration Act and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 22.2.

        Section 21. Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

        Section 22.  Miscellaneous.

        22.1 Counterparts; Entire Agreement. (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        (b) This Agreement any Ancillary Agreements and the Schedules hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

        22.2 Governing Law. Except as set forth in Section 20.7, this Agreement and each Ancillary Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia (other than as to its laws of arbitration which shall be governed under the Arbitration Act or other applicable federal law pursuant to Section 20.7), irrespective of the choice of laws principles of the State of Georgia, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

        22.3 Assignability. This Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties to such agreements, respectively, and their respective successors and assigns; provided, however, that no party may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties.

        22.4 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Medaphis Indemnitee or HRI Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies under this Agreement, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

        22.5 Notices. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

                  If to Medaphis, to:  Secretary
                                       Medaphis Corporation
                                       2840 Mt. Wilkinson Parkway
                                       Suite 300
                                       Atlanta, Georgia 30339

                  If to HRI, to:       Secretary
                                       Healthcare Recoveries, Inc.
                                       1400 Watterson Tower
                                       Louisville, Kentucky 40218

Any party may, by notice to the other party, change the address to which such notices are to be given.

        22.6 Severability. If any provision of this Agreement or any Ancillary Agreement or its application to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of such agreement, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by such agreement, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

        22.7 Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

        22.8 Publicity; Expenses. Prior to the Closing Date, each of HRI and Medaphis shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the IPO, the Separation or any of the other transactions contemplated hereby. Certain expenses incurred in connection with the implementation of the IPO and the Separation, as set forth on Schedule 22.8, shall be for the account of HRI. Except as otherwise expressly provided for in this Agreement, all other expenses incurred in connection with the IPO and the Separation shall be for the account of Medaphis.

        22.9 Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

        22.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

        22.11 Amendments. No provision of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

        IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed by their duly authorized representatives.


                                       MEDAPHIS CORPORATION


                                       By:
                                          ----------------------------
                                          Name:
                                               -----------------------
                                          Title:
                                                ----------------------

                                       HEALTHCARE RECOVERIES, INC.


                                       By:
                                          ----------------------------
                                          Name:
                                               -----------------------
                                          Title:
                                                ----------------------

                                                                  SCHEDULE 1(A)



             See attached copy of the HRI Audited Balance Sheet

                                                                  SCHEDULE 3.1



       See attached copy of the HRI _____________, 1997 Balance Sheet

                                                                   SCHEDULE 5.1



New HRI Insurance Policies:


         Policy                                       Date Bound
         ------                                       ----------

                                                                   SCHEDULE 5.2



Medaphis Blanket Polices:



















Extended Discovery Period Coverages Purchased by HRI:

                                                                   SCHEDULE 5.4



HRI's workers' compensation coverage:

                                                                     SCHEDULE 7

Pittsburgh telephone assets:

                                                                     SCHEDULE 8



Liens and Guaranties to be Released:

                                                                  SCHEDULE 22.8


Certain IPO and Separation expenses allocated to HRI: